Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                   Computation of Earnings Per Share
              (in thousands except for per share amounts)


                                      -----------------------------------
                                       (in thousands, except per share
                                                   amounts)
                                      -----------------------------------
                                        Three Months       Nine Months
                                       Ended April 30    Ended April 30
                                      -----------------  ----------------
                                         2000     1999     2000     1999
                                      -----------------  ----------------
Net income available to
    Stockholders (numerator)
                                       $  934    $1,195   $2,753   $5,499
                                       ======    ======   ======   ======
Shares Calculation
    (denominator):

Average shares outstanding -
    basic                               5,610     5,813    5,660    5,846

Effect of Dilutive
Securities:

Potential Common Stock
    relating to stock options               1       223       76      149
                                        -----     -----    -----    -----

Average shares outstanding -
    assuming dilution                   5,611     6,036    5,736    5,995
                                        =====     =====    =====    =====
Earnings per share-basic                $0.17     $0.21    $0.49    $0.94
                                        =====     =====    =====    =====
Earnings per share-
    assuming dilution                   $0.17     $0.20    $0.48    $0.92
                                        =====     =====    =====    =====